Exhibit 14.1

WORLD TECHNOLOGY CORP.

(“WCOR”)

CODE OF ETHICS FOR PRINCIPAL EXECUTIVE OFFICERS AND SENIOR FINANCIAL OFFICERS

WCOR expects the highest possible ethical conduct from its principal executive officers and senior financial officers. Your full compliance with this Code and with WCOR’s Code of Business Conduct & Ethics is mandatory. You are expected (i) to foster a culture of transparency, integrity and honesty, and (ii) to ensure that everyone in your organization also fully complies with this Code.

In accordance with the rules of the U.S. Securities and Exchange Commission, any change to, or waiver of, this Code must be immediately publicly disclosed.

Conflicts of Interest

In order to maintain the highest degree of integrity in the conduct of WCOR’s business and your independent judgment, you must avoid any personal activity, investment or association that creates a conflict between your interests and the interests of WCOR, or that could appear to interfere with good judgment concerning WCOR’s best interests. You may not exploit your position or relationship with WCOR for personal gain. You should avoid even the appearance of such a conflict. For example, there is a likely conflict of interest if you:

•	cause WCOR to engage in business transactions with relatives or friends;

•	use nonpublic WCOR, client or vendor information for personal gain by you, relatives or friends (including securities transactions based on such information);

•	have more than a modest financial interest in WCOR’s vendors, clients or competitors;

•	receive a loan, or guarantee of obligations, from WCOR or a third party as a result of your position at WCOR; or

•	compete, or prepare to compete, with WCOR while still employed by WCOR.

There are a variety of other situations in which a conflict of interest may arise. If you have concerns about any situation, follow the steps outlined in the Section on "Reporting Violations."

As a WCOR principal executive officer or senior financial officer, it is imperative that you avoid any investment, interest or association that interferes, might interfere, or might appear to interfere, with your independent exercise of judgment in WCOR’s best interests.

Engaging in any conduct that represents a conflict of interest is strictly prohibited.

Accurate Periodic Reports

As you are aware, full, fair, accurate, timely and understandable disclosures in WCOR’ periodic reports is legally required and is essential to the success of its business. Please exercise the highest standard of care in preparing such reports in accordance with the following guidelines:

•	All WCOR accounting records, as well as reports produced from those records, must be in accordance with the laws of each applicable jurisdiction.

•	All records must fairly and accurately reflect the transactions or occurrences to which they relate.

•	All records must fairly and accurately reflect, in reasonable detail, WCOR’ assets, liabilities, revenues and expenses.

•	WCOR’ accounting records must not contain any false or intentionally misleading entries.

•	No transactions should be intentionally misclassified as to accounts, departments or accounting periods.

•	All transactions must be supported by accurate documentation in reasonable detail and recorded in the proper account and in the proper accounting period.

•	No information should be concealed from the internal auditors or the independent auditors.

Compliance with WCOR’ system of internal accounting controls is required.

Compliance

You are expected to comply with both the letter and spirit of all applicable governmental laws, rules and regulations, as well as in accordance with the highest standards of business ethics. You have a responsibility that includes creating a culture of high ethical standards and commitment to compliance; maintaining a work environment that encourages employees to raise concerns; and promptly addressing employee compliance concerns.

If you have questions about this Code, you should seek guidance from the General Counsel. If you fail to comply with this Code, with WCOR’ Code of Business Conduct and Ethics, and/or with any applicable laws, you will be subject to disciplinary measures, up to and including immediate discharge from WCOR.

Reporting Violations

Your conduct can reinforce an ethical atmosphere and positively influence the conduct of fellow associates. If you are powerless to stop suspected misconduct or discover it after it has occurred, you must report it to the appropriate level of management at your location.

If you are still concerned after speaking with your local management or feel uncomfortable speaking with them (for whatever reason), you must (anonymously, if you wish) send a detailed note, with relevant documents, to World Technology Corp., Attn.: Board of Directors, 600 Brickell Ave., Suite 1775, Miami, FL 33131. Telephone: 855-467-6500 or via email to a.senatore@worldgn.com.

Your calls, detailed notes and/or emails will be dealt with confidentially. You have the commitment of WCOR and of WCOR’ Board of Directors that you will be protected from retaliation.

Conclusion

In the final analysis you are the guardian of WCOR’ ethics. While there are no universal rules, when in doubt ask yourself:

•	Will my actions be ethical in every respect and fully comply with the law and with WCOR policies?

•	Will my actions have the appearance of impropriety?

•	Will my actions be questioned by my supervisors, associates, clients, family and the general public?

•	Am I trying to fool anyone, including myself, as to the propriety of my actions?

If you are uncomfortable with your answer to any of the above, you should not take the contemplated actions without first discussing them with your local management. If you are still uncomfortable, please follow the steps outlined above in the Section on "Reporting Violations."

Any associate who ignores or violates any of WCOR’ ethical standards, and any manager who penalizes a subordinate for trying to follow these ethical standards, will be subject to corrective action, including immediate dismissal. However, it is not the threat of discipline that should govern your actions. WCOR expects you to share its belief that a dedicated commitment to ethical behavior is the right thing to do, is good business, and is the surest way for WCOR to remain a world class company.

Exhibit 14.2

CODE OF BUSINESS CONDUCT & ETHICS

Statement by Chief Executive Officer

Ethics are important to World Technology Corp. (“WCOR” or the “Company”) and each of its employees. WCOR is committed to the highest ethical standards and to conducting its business with the highest level of integrity. Personally, I believe this commitment is at the core of the values that make WCOR great.

An uncompromising adherence to ethical excellence is integral to creating and sustaining a World Class culture at WCOR. It provides the necessary strong foundation on which World Class products and service is built and on which it can grow and prosper.

Each WCOR employee is responsible for the consequences of his or her actions. We must each be the guardian of WCOR’S ethics.

Leaders in WCOR have the extra responsibility of setting an example by their personal performance and an attitude that conveys our ethical values. That example leads us to treat everyone - employees, clients, prospects, vendors and competitors - with honesty and respect.

If you are unsure of the appropriate action, take advantage of our open door, informal environment and raise your concerns with management or, if you are still uncomfortable, follow the processes outlined in this Code of Business Conduct & Ethics.

Sean McVeigh
Chief Executive Officer

Ethics

WCOR and each of its employees, wherever they may be located, must conduct their affairs with uncompromising honesty and integrity. Business ethics are no different than personal ethics. The same high standard applies to both. As an WCOR employee you are required to adhere to the highest standard regardless of local custom.

Employees are expected to be honest and ethical in dealing with each other, with clients, vendors and all other third parties. Doing the right thing means doing it right every time.

You must also respect the rights of your fellow employees and third parties. Your actions must be free from discrimination, libel, slander or harassment. Each person must be accorded equal opportunity, regardless of age, race, sex, sexual preference, color, creed, religion, national origin, marital status, veteran's status, handicap or disability.

Misconduct cannot be excused because it was directed or requested by another. In this regard, you are expected to alert management whenever an illegal, dishonest or unethical act is discovered or suspected. You will never be penalized for reporting your discoveries or suspicions.

The following statements concern frequently raised ethical concerns. A violation of the standards contained in this Code of Business Conduct & Ethics will result in corrective action, including possible dismissal.

Conflicts of Interest

You must avoid any personal activity, investment or association which could appear to interfere with good judgment concerning WCOR’S best interests. You may not exploit your position or relationship with WCOR for personal gain. You should avoid even the appearance of such a conflict. For example, there is a likely conflict of interest if you:

•	cause WCOR to engage in business transactions with relatives or friends;

•	use nonpublic WCOR, client or vendor information for personal gain by you, relatives or friends (including securities transactions based on such information);

•	have more than a modest financial interest in WCOR’S vendors, clients or competitors;

•	receive a loan, or guarantee of obligations, from WCOR or a third party as a result of your position at WCOR; or

•	compete, or prepare to compete, with WCOR while still employed by WCOR.

There are a variety of other situations in which a conflict of interest may arise. If you have concerns about any situation, follow the steps outlined in the Section on "Reporting Ethical Violations."

Gifts, Bribes and Kickbacks

Other than for modest gifts given or received in the normal course of business (including travel or entertainment), neither you nor your relatives may give gifts to, or receive gifts from, WCOR’S clients and vendors. Other gifts may be given or accepted only with prior approval of your senior management. In no event should you put WCOR or yourself in a position that would be embarrassing if the gift was made public.

Dealing with government employees is often different than dealing with private persons. Many governmental bodies strictly prohibit the receipt of any gratuities by their employees, including meals and entertainment. You must be aware of and strictly follow these prohibitions.

Any employee who pays or receives bribes or kickbacks will be immediately terminated and reported, as warranted, to the appropriate authorities. A kickback or bribe includes any item intended to improperly obtain favorable treatment.

Loans

You may not request or accept a loan or payroll advance from WCOR.

Improper Use or Theft of WCOR Property

Every employee must safeguard WCOR property from loss or theft, and may not take such property for personal use. WCOR property includes confidential information, software, computers, office equipment, and supplies. You must appropriately secure all WCOR property within your control to prevent its unauthorized use. Use of WCOR’S electronic communications systems must conform with WCOR’S E-mail Content Policy as set forth in the Employee Handbook, which, among other things, precludes using such systems to access or post material that: is pornographic, obscene, sexually-related, profane or otherwise offensive; is intimidating or hostile; or violates WCOR policies or any laws or regulations. Employees may make limited non-business use of WCOR’S electronic communications systems, provided that such use: (i) is occasional; (ii) does not interfere with the employee's professional responsibilities; (iii) does not diminish productivity; and (iv) does not violate this Policy or WCOR’S E-mail Content Policy.

Covering Up Mistakes; Falsifying Records

Mistakes should never be covered up, but should be immediately fully disclosed and corrected. Falsification of any WCOR, client or third party record is prohibited.

Protection of WCOR, Client or Vendor Information

You may not use or reveal WCOR, client or vendor confidential or proprietary information to others. Additionally, you must take appropriate steps — including securing documents, limiting access to computers and electronic media, and proper disposal methods — to prevent unauthorized access to such information. Proprietary and/or confidential information, among other things, includes: business methods, pricing and marketing data, strategy, computer code, screens, forms, experimental research, information about, or received from, WCOR’S current, former and prospective clients, vendors and employees.

Gathering Competitive Information

You may not accept, use or disclose the confidential information of our competitors. When obtaining competitive information, you must not violate our competitors' rights. Particular care must be taken when dealing with competitors' clients, ex-clients and ex-employees. Never ask for confidential or proprietary information. Never ask a person to violate a non-compete or non-disclosure agreement. If you are uncertain, the Corporate Legal Department can assist you.

Sales: Defamation and Misrepresentation

Aggressive selling should not include misstatements, innuendo or rumors about our competition or their products and financial condition. Do not make unsupportable promises concerning WCOR’S products.

Use of WCOR and Third Party Software

WCOR and third party software may be distributed and disclosed only to employees authorized to use it, and to clients in accordance with terms of a WCOR agreement.

WCOR and third party software may not be copied without specific authorization and may only be used to perform assigned responsibilities.

All third-party software must be properly licensed. The license agreements for such third party software may place various restrictions on the disclosure, use and copying of software.

Developing Software

Employees involved in the design, development, testing, modification or maintenance of WCOR software must not tarnish or undermine the legitimacy and "cleanliness" of WCOR’S products by copying or using unauthorized third party software or confidential information. You may not possess, use or discuss proprietary computer code, output, documentation or trade secrets of a non-WCOR party, unless authorized by such party. Intentional duplication or emulation of the "look and feel" of others' software is not permissible.

Fair Dealing

No WCOR employee should take unfair advantage of anyone through manipulation, concealment, abuse of privileged information, misrepresentation of material facts, or any other unfair-dealing practice.

Fair Competition and Antitrust Laws

WCOR must comply with all applicable fair competition and antitrust laws. These laws attempt to ensure that businesses compete fairly and honestly and prohibit conduct seeking to reduce or restrain competition. If you are uncertain whether a contemplated action raises unfair competition or antitrust issues, the Corporate Legal Department can assist you.

Securities Trading

It is usually illegal to buy or sell securities using material information not available to the public. Persons who give such undisclosed "inside" information to others may be as liable as persons who trade securities while possessing such information. Securities laws may be violated if you, or any relatives or friends trade in securities of WCOR, or any of its clients or vendors, while possessing "inside" information. Please see WCOR’S Insider Trading Policy for more details on this issue. If you are still uncertain, the Corporate Legal Department can assist you.

Political Contributions

No company funds may be given directly to political candidates. You may, however, engage in political activity with your own resources on your own time.

Retention of Business Records

WCOR business records must be maintained for the periods specified in the WCOR Record Retention Policy (available on the WCOR Employee Portal) or the more specific policies of your business unit. Records may be destroyed only at the expiration of the pertinent period. In no case may documents involved in a pending or threatened litigation, government inquiry or under subpoena or other information request, be discarded or destroyed, regardless of the periods specified in the Record Retention Policy. In addition, you may never destroy, alter, or conceal, with an improper purpose, any record or otherwise impede any official proceeding, either personally, in conjunction with, or by attempting to influence, another person.

Waivers

The Code of Business Conduct & Ethics applies to all WCOR employees and its Board of Directors. There shall be no waiver of any part of the Code, except by a vote of the Board of Directors or a designated committee, which will ascertain whether a waiver is appropriate and ensure that the waiver is accompanied by appropriate controls designed to protect WCOR.

In the event that any waiver is granted, the waiver will be disclosed as required under applicable law and regulations, and posted on the WCOR website, thereby allowing the WCOR shareholders to evaluate the merits of the particular waiver.

Reporting Violations

Your conduct can reinforce an ethical atmosphere and positively influence the conduct of fellow employees. If you are powerless to stop suspected misconduct or discover it after it has occurred, you must report it to the appropriate level of management at your location.

If you are still concerned after speaking with your local management or feel uncomfortable speaking with them (for whatever reason), you must (anonymously, if you wish) send a detailed note, with relevant documents, to World Technology Corp., Attn.: Board of Directors, 600 Brickell Ave., Suite 1775, Miami, FL 33131. Telephone: 855- 467-6500

Your calls, detailed notes and/or emails will be dealt with confidentially. You have the commitment of WCOR and the WCOR Board of Directors that you will be protected from retaliation.

No Rights Created

This Code of Ethics is a statement of the fundamental principles and key policies and procedures that govern WCOR’S employees in the conduct of WCOR’S business. It is not intended to and does not constitute an employment contract or assurance of continued employment, and does not create any rights to any employee, client, supplier, competitor, shareholder or any other person or entity.

Conclusion

In the final analysis you are the guardian of WCOR’S ethics. While there are no universal rules, when in doubt ask yourself:

•	Will my actions be ethical in every respect and fully comply with the law and with WCOR policies?

•	Will my actions have the appearance of impropriety?

•	Will my actions be questioned by my supervisors, employees, clients, family and the general public?

•	Am I trying to fool anyone, including myself, as to the propriety of my actions?

If you are uncomfortable with your answer to any of the above, you should not take the contemplated actions without first discussing them with your local management. If you are still uncomfortable, please follow the steps outlined above in the Section on "Reporting Violations."

Any employee who ignores or violates any of WCOR’S ethical standards, and any manager who penalizes a subordinate for trying to follow these ethical standards, will be subject to corrective action, including immediate dismissal. However, it is not the threat of discipline that should govern your actions. We hope you share our belief that a dedicated commitment to ethical behavior is the right thing to do, is good business, and is the surest way for WCOR to become and remain a world class company.